Exhibit 10.1

2400 Market St. No. 200, Suite 246 Philadelphia, PA 19103

April 29, 2020

Atlas Growth Partners, L.P.

To the Board of the General Partner of Atlas Growth Partners

This engagement letter sets out the terms and conditions on which Atlas Growth Partners, L.P. (‘AGP’ or ‘the Partnership’) has engaged PhiCap Advisors, LLC (‘PCA’). PCA will provide advisory and outsource services to the Partnership as it seeks to continue to accurately account for and report on its accounting and financial results to its Board, its investors, and its required governmental reports (‘Services’). This engagement letter defines the scope of services that PCA will provide as advisors to the Partnership.

Scope of Services

In undertaking this assignment, PCA will provide financial advisory and consultation services to the Partnership to the extent requested by the Partnership and customary and appropriate in transactions of this type. These services shall include:

•	Interim CEO and CFO Role

•	Serve as the principal executive for the Partnership on an interim basis

•	Partner with owners of the General Partner to define the strategic direction for AGP and execute on that plan

•	Manage costs and liquidity to maximize the Partnership’s operating flexibility

•	Work with the Partnership’s contract operator to get the most out of its Eagle Ford wells

•	Evaluate the Partnership’s opportunity to sell its Eagle Ford assets

•	Prepare the necessary data and schedules

•	Negotiate the PSA and related sales documents

•	Assemble the necessary limited partner communications and proxy process

•	Diligence and model potential mergers and acquisitions into the Partnership

•	Develop the Partnership plan of liquidation if necessary

•	Accounting and Reporting

•	Prepare and file all necessary SEC documents, including 10-K, 10-Q and 8-K

•	Manage annual and quarterly audit relationship

•	Oversee reserve report and SMOG disclosure preparation

•	Maintain accounting compliance with GAAP

•	Prepare monthly reports and other internal reports as requested

•	Review contract operator royalty payments, production reporting and severance tax payments

•	Tax Preparation

•	Prepare and file all required Federal and State tax returns, including annual K-1’s, as required

•	Address investor questions as needed

•	Financial Oversight

•	Maintain corporate budget and forecast

2400 Market St. No. 200, Suite 246 Philadelphia, PA 19103

•	Review and approve work-over and other operating AFEs

•	Handle all treasury and cash functions

•	Investor Relations

•	Address detailed investor inquiries and information requests

•	Prepare investor communications

Certain Agreements of the Partnership

AGP agrees that:

•

The Board of the General Partner (‘Board’) of the Partnership will remain solely responsible for strategic and operational decision making and execution and the commercial assumptions on which any financial advice provided by PCA is based;

•	The Partnership will maintain adequate and appropriate insurance policies, including but not limited to D&O coverage that identifies PCA, and specifically Jeffrey Slotterback, as covered persons;

•

The Partnership has retained PCA hereunder solely as a financial advisor to the Partnership, and not as an advisor or agent of any other party, and the Partnership’s engagement of PCA is as an independent contractor and not in any other capacity including as a fiduciary. Neither this engagement letter, nor PCA’s performance hereunder nor any previous or existing relationship between the Partnership and PCA will be deemed to create any fiduciary relationship; and

•

The Partnership understands that PCA is engaged in a wide range of financial services and businesses (including restructuring, financial advisory, investment banking and financing) and agrees that PCA is not required to restrict its activities as a result of this engagement, and that PCA may undertake any business activity without further consultation with or notification to the Partnership.

The Partnership will be responsible for providing PCA with all underlying operating, purchaser, vendor, and other financial information and materials that PCA may reasonably request in order to perform the Services under this engagement letter. The Partnership recognizes and confirms that PCA will use and rely upon the information provided by or on behalf of the Partnership and its advisors and agents and on publicly available information in performing the Services contemplated hereby. It is understood that in performing under this engagement PCA does not assume any responsibility for, or with respect to, the accuracy, completeness or fairness of the information and data supplied by the Partnership or its representatives. The Partnership represents and warrants to PCA that, to its knowledge, all such information concerning the Partnership will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Partnership acknowledges that PCA shall be entitled to assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent investigation or verification of, such publicly available information and the information so furnished. The Partnership further acknowledges that it is responsible for all limited partner records, information, and obligations.

2400 Market St. No. 200, Suite 246 Philadelphia, PA 19103

Term, Compensation and Expenses:

The initial term of this engagement letter is for one (1) month from execution and shall automatically renew on a month to month basis thereafter. This engagement letter may be terminated at any time by either party upon seven (7) days written notice. As compensation for its engagement and services pursuant to this engagement letter, the Partnership will pay to PCA $25,000 per month, payable at the end of the first month following the execution of this engagement letter.

Provided that PCA as the principal executive officer through the closing of the sale of its Eagle Ford shale position, the Partnership will pay to PCA a transaction fee equivalent to 2.0% of the gross purchase price upon closing of the transaction.

The Partnership shall reimburse for all usual, reasonable, and necessary expenses paid or incurred by PCA in connection with, or related to, the performance of PCA’s services hereunder, subject to satisfactory receipt by the Partnership of appropriate documentary proof of all expenditures for which reimbursement is sought.

Indemnification:

The Partnership shall indemnify PCA and its officers, directors, members, employees, counsel and agents and each other person, if any, controlling them (PCA and each such person being an ‘Indemnified Party’), against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by an Indemnified Party to which any Indemnified Party may become subject under any applicable federal or state law or otherwise, arising out of the performance by PCA of services under this engagement letter incurred in connection with any Proceeding to which such Indemnified Party was, is or is threatened to be named defendant or respondent, by reason, in whole or in part, of PCA performing the services under this engagement letter, other than those matters that are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party. For the purposes hereof, “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding any inquiry or investigation that could lead to such an action, suit or proceeding.

In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits received by such Indemnified Party and the Partnership in connection with the matters contemplated by this engagement letter and the relative fault of the Partnership and such Indemnified Party, as well as any other equitable considerations.

The Partnership will not, without PCA’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding, in respect of which indemnification may be sought hereunder, unless an unconditional release of each Indemnified Party from any and all liabilities arising out of such Proceeding is obtained, the form and substance of which release is reasonably satisfactory to PCA.

Reasonable expenses (including court costs and attorney’s fees) incurred by PCA as a witness or as a defendant or respondent in a Proceeding, or due to a threat to be named as such, shall be paid or reimbursed by the Partnership in advance of the final disposition of such Proceeding.

This indemnification provision shall be in addition to any liability which the Partnership may otherwise have to PCA; shall not be limited by any rights that PCA or any other Indemnified Party may otherwise have; shall remain in full force and effect regardless of any expiration or termination of PCA’s engagement hereunder; and shall inure to the benefit of and be binding upon any successors or permitted assigns of PCA and the Partnership.

2400 Market St. No. 200, Suite 246 Philadelphia, PA 19103

Disclaimer:

This engagement letter serves to outline the role PCA will have with the Company for the term of this engagement letter. As indicated, PCA’s role is that of advisor and does not give rise to any legally binding obligation on the part of PCA to provide, guarantee, backstop, commit or otherwise fund any capital needs of the Partnership.

Miscellaneous

This engagement letter shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws principles thereof.

Notwithstanding any expiration or termination, the provisions in this engagement letter regarding Term, Compensation and Expenses, Indemnification and Miscellaneous shall survive and remain in full force and effect and be binding on the parties hereto or any successors of the parties.

If any term, provision, covenant or restriction contained in this engagement letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Partnership and PCA shall endeavor in good faith negotiations to replace the invalid, void, or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This engagement letter contains the entire agreement between the parties relating to the subject matter hereof and supersedes any prior understandings or agreements, including all oral statements and prior writings with respect thereto. No waiver, amendment, or other modification of this engagement letter shall be effective unless in writing executed by each of the parties hereto. The provisions of this engagement letter shall inure to the benefit of and be binding on the Partnership, PCA and their respective successors and assigns.

Section headings herein are for convenience only and are not a part of this engagement letter. This engagement letter may be executed in two or more counterparts (delivery of which may occur via facsimile or via electronic delivery in “.PDF,” each of which shall be deemed an original and shall be binding as of the date first written above, and all of which, taken together, shall constitute one and the same agreement. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this engagement letter, without necessity of further proof.

2400 Market St. No. 200, Suite 246 Philadelphia, PA 19103

Please confirm the Partnership’s agreement with the foregoing by signing and returning to PCA the enclosed copy of this engagement letter.

Very truly yours

PhiCap Advisors, LLC

By:	/s/ Jeffrey M. Slotterback
Name/Title: Jeffrey M. Slotterback, Principal

Accepted and agreed to:

Atlas Growth Partners, L.P.

By:	/s/ Daniel P. Flannery
Name/Title: Daniel P. Flannery, Managing Director